Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Share Incentive Plan of Taboola.com Ltd. of our reports dated February 25, 2026, with respect to the consolidated financial statements of Taboola.com Ltd. and the effectiveness of internal control over financial reporting of Taboola.com Ltd. included in its Annual Report (Form 10-K) for the year ended December 31,2025, filed with the Securities and Exchange Commission.

/S/ Kost Forer Gabbay & Kasierer

A Member of EY Global

Tel-Aviv, Israel

February 25, 2026